UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
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SCHEDULE 14A

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Wynn Resorts, Limited

(Name of Registrant as Specified In Its Charter)

Elaine P. Wynn

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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All Three Independent Proxy Advisory Firms Support Elaine Wynn’s

Campaign for Change at Wynn Resorts and Recommend Shareholders "WITHHOLD" Votes from Legacy Director John J. Hagenbuch

Egan-Jones Joins ISS and Glass Lewis in Recommending Shareholders "WITHHOLD" Votes from Legacy Director John J. Hagenbuch and Vote "AGAINST" Approval of Wynn Resorts' Say-on-Pay Proposal

LAS VEGAS – May 9, 2018 – Elaine P. Wynn, co-founder and the largest shareholder of Wynn Resorts, Limited (NASDAQ: WYNN) (“Wynn Resorts,” “Wynn,” or the “Company”), today announced that, in a report issued on May 8, 2018, Egan-Jones Proxy Services (“Egan Jones”), one of the world’s leading independent proxy advisor firms, has joined Institutional Shareholder Services (“ISS”) and Glass, Lewis & Co. (“Glass Lewis”) in recommending that Wynn shareholders WITHHOLD votes from legacy director John J. Hagenbuch at the Company’s annual meeting on Wednesday, May 16, 2018, in Las Vegas, Nevada.

Egan-Jones also joined ISS and Glass Lewis in recommending that shareholders vote "AGAINST" approval of Wynn Resorts' say-on-pay proposal.

Commenting on the news, Ms. Wynn said, “I am extremely pleased that all three proxy advisory firms agree with my belief that change is required at Wynn in order to truly become the ‘New Wynn.’ I urge my fellow shareholders to support my WITHHOLD the vote campaign against Mr. Hagenbuch.”

Ms. Wynn believes that it is problematic that Mr. Hagenbuch has been a longtime member of the Compensation Committee and serves on the Special Committee responsible for overseeing the investigation into allegations of sexual harassment by his close friend, Stephen A. Wynn, the Company’s former Chairman and CEO.

In commenting on the broader impact of Ms. Wynn’s campaign, Egan-Jones stated*:

●	“In our view, voting AGAINST John J. Hagenbuch will send a clear signal that the Board needs to be refreshed, not only with new members, but with new ideas and perspectives to rebuild Wynn’s reputation. We believe that in order to minimize the impact of both the Massachusetts and Nevada investigations into the issues with the firm’s former CEO, removal of as many directors (long-tenured directors) potentially tainted by this issue as possible is in the best interests of shareholders.”

●	“We believe that fixing the Company’s brand and image must begin with a reformed leadership in the boardroom. In our view, a company’s financial success should be coupled with a solid board who will address the inadequacies of Wynn’s current corporate governance structure.”

This commentary aligns with Ms. Wynn’s position that a WITHHOLD vote serves as a referendum on all the legacy directors, a position that ISS and Glass Lewis also shared:

●	ISS: “This election will serve as a referendum not only on whether the current board has done enough to stem the fallout of the accusations against Steve Wynn, but also on whether the current board composition is sufficiently robust to minimize the possibility that similar issues reemerge in the future.”

●	Glass Lewis: “[W]e believe a significant withhold vote from Mr. Hagenbuch would offer a concrete mandate to a board that might otherwise continue to take actions that strain the credibility of a still nascent pivot toward improved composition and potentially more progressive corporate governance.”

In commenting on the poor governance practices of the current Wynn Board of Directors, Egan-Jones suggested:

●	“As the board is currently facing serious concerns in its corporate governance structure, we recommend that the board should consider an overhaul in order to regain the public trust. We recommend the board to consider the following:

o	Board Declassification. Staggered terms for directors increase the difficulty for shareholders of making fundamental changes to the composition and behavior of a board. We prefer that the entire board of a company be elected annually to provide appropriate responsiveness to shareholders.
o	Replacement of over tenured directors serving on the key Board committees. We believe that the key Board committees namely Audit, Compensation and Nominating committees should be comprised solely of independent outside directors for sound corporate governance practice. In our view, any director whose tenure on the Board is 10 years or more is considered affiliated, with the exception of diverse nominees.”

In summarizing its position to shareholders that shareholders should WITHHOLD votes from Mr. Hagenbuch, Egan-Jones wrote:

●	“Based on our review of publicly available information, we believe that voting AGAINST John J. Hagenbuch, and voting FOR the rest of the management nominees, as requested by Ms. Wynn, is in the best interest of the Company and its shareholders.”

●	“We believe that Ms. Wynn has presented a compelling case in voting AGAINST the re-election of John J. Hagenbuch due to the following reasons: The problematic culture at Wynn stems from the misconduct of its former Chairman and CEO, Steve Wynn. We believe that the mere presence of Jay Hagenbuch in the Board presents a strong conflict of interest, given that he has close ties with Mr. Wynn. Mr. Hagenbuch, as a member of the Special Committee that investigates the misconduct of Mr. Wynn, makes the credibility of the whole probe in question. As such, the reputation of the Company and the Board is also compromised.”

Commenting on Mr. Hagenbuch’s membership on the Compensation Committee, Egan-Jones highlighted:

●	“Apart from Mr. Hagenbuch’s close ties with Mr. Wynn, we also note that as a member of the Compensation Committee, we believe that Mr. Hagenbuch has exercised poor oversight in aligning executive compensation to the interests of shareholders.”

*Elaine Wynn has neither sought nor obtained consent from any third party to use previously published information as proxy soliciting material.

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Important Additional Information

Elaine P. Wynn is a participant in the solicitation of proxies from the shareholders of Wynn Resorts, Limited (the “Company”) in connection with the Company’s 2018 annual meeting of shareholders (the “Annual Meeting”). On April 27, 2018, Ms. Wynn filed a definitive proxy statement (the “Definitive Proxy Statement”) and form of BLUE proxy card with the U.S. Securities and Exchange Commission (the “SEC”) in connection with such solicitation of proxies from the Company’s shareholders. A description of Ms. Wynn’s direct or indirect interests, by security holdings or otherwise, is contained in the Definitive Proxy Statement. MS. WYNN STRONGLY ENCOURAGES THE COMPANY’S SHAREHOLDERS TO READ THE DEFINITIVE PROXY STATEMENT, ACCOMPANYING BLUE PROXY CARD AND OTHER PROXY MATERIALS BECAUSE THEY CONTAIN IMPORTANT INFORMATION. Shareholders may obtain the Definitive Proxy Statement and any other relevant documents at no charge from the SEC’s website at www.sec.gov or by contacting Ms. Wynn’s proxy solicitor MacKenzie Partners, Inc. at wynn@mackenziepartners.com or by calling toll-free (800) 322-2885 or collect (212) 929-5500.

If you have any questions, require assistance in voting your BLUE proxy card, or need additional copies of Ms. Wynn’s proxy materials,
please contact MacKenzie Partners, Inc. at the phone numbers listed below.

1407 Broadway, 27th Floor
New York, New York 10018
Call Collect: (212) 929-5500
or
Toll-Free: (800) 322-2885
Email: wynn@mackenziepartners.com

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